Exhibit 107
Calculation of Filing Fee Tables
424(b)(2)
(Form Type)
Alphabet Inc.
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered and Carry Fo
r
ward Se
cur
ities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price (1)	Fee Rate (1)	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to Be Paid	Debt	2.500% Notes due 2029	Rule 457(r)	$1,712,250,000	99.636%	$1,706,017,410.00	$0.00015310	$261,191.27

	Debt	3.000% Notes due 2033	Rule 457(r)	$1,712,250,000	99.433%	$1,702,541,542.50	$0.00015310	$260,659.11

	Debt	3.375% Notes due 2037	Rule 457(r)	$1,426,875,000	98.859%	$1,410,594,356.25	$0.00015310	$215,962.00

	Debt	3.875% Notes due 2045	Rule 457(r)	$1,426,875,000	99.808%	$1,424,135,400.00	$0.00015310	$218,035.13

	Debt	4.000% Notes due 2054	Rule 457(r)	$1,426,875,000	98.771%	$1,409,338,706.25	$0.00015310	$215,769.76

Fees Previously Paid

Carry Forward Securities

Carry Forward Securities

	Total Offering Amounts					$7,652,627,415.00		$1,171,617.27

	Total Fees Previously Paid							—

	Total Fee Offsets							—

	Net Fee Due							$1,171,617.27
The prospectus supplement to which this Exhibit is attached is a final prosp
e
ctus for the related offering of $7,705,125,000 aggregate principal amount of notes, with a maximum aggregate offering price of $7,652,627,415
(1)
.

(1)
The amount registered, maximum aggregate offering price and registration fee have been calculated by converting the amount registered from Euros to U.S. Dollars based upon the Euro to U.S. Dollar exchange rate as of 12:30 PM (New York City time) on April 29, 2025 on the Bloomberg page “BFIX” of €1.00/$1.1415.